Exhibit 15.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District
Beijing 100738, PRC
Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522
Beijing ● Shanghai ● Shenzhen ● Hong Kong
www.hankunlaw.com

April 29, 2022

To: RLX Technology Inc. (the “Company”)

19/F, Building 1, Junhao Central Park Plaza

No. 10 South Chaoyang Park Avenue

Chaoyang District, Beijing 100026

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our Variable Interest Entity and Its Shareholders” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2022. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report. In addition, we further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the registration statement on Form S-8 (File No. 333-260473) that was filed with the SEC on October 25, 2021.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices